Exhibit 99.1

Viking Therapeutics Reports Third Quarter 2025 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

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Phase 3 VANQUISH Trials for Subcutaneous VK2735 in Obesity Proceeding on Schedule

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VK2735 Phase 1 Maintenance Dosing Study Underway

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Additional Phase 2a VENTURE Study Data to be Presented at ObesityWeek in November

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Strong Quarter-End Cash Position of $715 Million

SAN DIEGO, October 22, 2025 -- Viking Therapeutics, Inc. (Viking) (Nasdaq: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the third quarter and nine months ended September 30, 2025, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended September 30, 2025, and Other Recent Events:

“During the first three quarters of 2025, Viking made strong and steady progress with each of our active programs, with new data reported in the third quarter that further positions our lead obesity program as potentially best-in-class,” stated Brian Lian, Ph.D., chief executive officer of Viking. “In the third quarter, we announced positive top-line results from the Phase 2 VENTURE-Oral Dosing study of VK2735, which successfully achieved its primary and secondary endpoints, with patients receiving VK2735 demonstrating statistically significant reductions in body weight of up to 12.2% from baseline. The study also evaluated a maintenance dosing cohort which demonstrated that the rapid weight loss achieved from brief exposures at high doses was not only maintained but further extended following down-titration to a lower daily dose. The impressive oral efficacy and low-dose maintenance data highlight VK2735’s differentiated profile, offering additional dosing options to complement weekly subcutaneous dosing. In the second quarter, Viking initiated the Phase 3 VANQUISH registration program, including trials in patients with obesity and obesity with type 2 diabetes. Enrollment in these trials is proceeding well. We expect to complete enrollment in the VANQUISH-1 study later this quarter, with VANQUISH-2 to follow in the first quarter of 2026. The rapid pace of enrollment in these trials reflects the enthusiasm we’ve received from both patients and clinical investigators. Finally, we made good progress in the third quarter with our amylin agonist program and plan to file an IND in the first quarter of 2026. Importantly, our balance sheet remains strong, providing sufficient resources to enable the development of VK2735 through the VANQUISH Phase 3 clinical trials, and to continue development of additional clinical programs in our pipeline.”

Pipeline and Recent Corporate Highlights

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Phase 3 VANQUISH Trials for Subcutaneous VK2735 in Obesity Proceeding on Schedule. VK2735 is a wholly owned long-acting dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, for the potential treatment of obesity and other metabolic disorders.

In 2024, Viking announced positive results from the Phase 2 VENTURE study of VK2735 in obesity. This trial successfully achieved its primary and secondary endpoints, with subjects receiving VK2735 demonstrating statistically significant reductions in body weight compared with placebo. After 13 weekly subcutaneous doses, subjects receiving VK2735 demonstrated statistically significant reductions in mean body weight from baseline, ranging up to 14.7% with no signs of plateau. VK2735 also demonstrated encouraging safety and tolerability in the VENTURE study, with the majority of observed adverse events (AEs) being reported as mild or moderate. Treatment and study discontinuation rates among VK2735 cohorts were well-balanced compared with placebo.

Following completion of the Phase 2 VENTURE study and based on feedback from an FDA Type C meeting and subsequent end-of-Phase-2 meeting, the company advanced VK2735 into Phase 3 development for obesity.

In June of this year, the company announced the initiation of the VANQUISH Phase 3 registration program. The VANQUISH program consists of two trials evaluating VK2735: one in adults with obesity and one in adults with obesity and type 2 diabetes. Each study is a randomized, double-blind, placebo-controlled, multicenter trial designed to assess the efficacy, safety and tolerability of VK2735 administered by subcutaneous injection once weekly for 78 weeks. The VANQUISH-1 study is targeting enrollment of approximately 4,500 adults with obesity or adults who are overweight with at least one weight-related co-morbid condition. The VANQUISH-2 study will target enrollment of approximately 1,100 adults with obesity or overweight and type 2 diabetes. Participants in both trials will be randomized to one of four weekly treatment arms of 7.5 mg, 12.5 mg, 17.5 mg, or placebo.

The primary endpoint of both VANQUISH trials is the percent change in body weight from baseline for participants receiving VK2735 as compared to placebo after 78 weeks of treatment. Secondary and exploratory endpoints will evaluate a range of additional safety and efficacy measures, including the percentage of patients who achieve ≥5%, ≥10%, ≥15% and ≥20% body weight reduction. Each study will include an open-label extension allowing participants the opportunity to continue receiving treatment following completion of the primary dosing period.

The company expects to complete enrollment in the VANQUISH-1 study by the end of 2025, with completion of enrollment in VANQUISH-2 expected in 1Q26.

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Phase 2 VENTURE-Oral Dosing Study Achieves Primary and Secondary Endpoints Demonstrating Up to 12.2% (26.6 lbs.) Mean Weight Loss After 13 Weeks of VK2735 with Promising Safety and Tolerability. In addition to the development of a subcutaneous formulation, Viking is also advancing an oral tablet formulation of VK2735. The company believes a tablet formulation could represent an attractive treatment option for those who may prefer to initiate treatment with an oral therapy, or for those seeking to maintain the weight loss they have already achieved. A differentiating feature of Viking’s obesity program is that it includes both a tablet formulation and a subcutaneous formulation that each utilize the same molecule. The company believes this may mitigate potential safety or tolerability challenges that can occur when transitioning patients from one treatment to another.

Viking’s Phase 1 study of the tablet formulation successfully achieved its objectives, with cohorts receiving VK2735 demonstrating dose-dependent reductions in mean body weight from baseline, ranging up to 8.2% after 28 days of daily dosing. The initial weight loss observed in the Phase 1 oral study showed encouraging durability, with up to 8.3% reductions in body weight from baseline observed at follow-up visits through Day 57, four weeks after the last dose was administered. The study also demonstrated encouraging safety and tolerability through 28 days of once-daily dosing, at doses up to and including 100 mg. The majority of observed treatment emergent adverse events (TEAEs) were reported as mild or moderate, with most reported as mild.

Following these positive results, the company initiated the Phase 2 VENTURE-Oral Dosing study to evaluate the tablet formulation of VK2735 in subjects with obesity. This study was a randomized, double-blind, placebo-controlled multicenter trial designed to evaluate the safety, tolerability, pharmacokinetics and weight loss efficacy of VK2735 dosed as an oral tablet once daily for 13 weeks. The primary endpoint of the study was the percent change in body weight from baseline after 13 weeks of treatment. Secondary and exploratory endpoints evaluated various additional safety and efficacy measures.

In August of this year, the company announced positive top-line results from the VENTURE-Oral Dosing study. The trial successfully achieved both its primary and secondary endpoints, with statistically significant reductions in body weight observed, along with promising safety and tolerability. Participants receiving once daily doses of the oral tablet formulation of VK2735 demonstrated statistically significant reductions in mean body weight after 13 weeks, ranging up to 12.2% from baseline. Reductions in body weight were progressive at all doses through the course of the study. Statistically significant differences compared to both baseline and placebo were observed for all doses >15 mg starting at Week 1 and continuing throughout the 13-week treatment period. All doses of VK2735 >15 mg also demonstrated statistically significant differences relative to placebo on the key secondary endpoint assessing the proportion of subjects demonstrating at least 5% and 10% weight loss. Up to 97% of subjects in the VK2735 treatment groups achieved ≥5% weight loss, compared with 10% for placebo, and up to 80% of subjects in VK2735 treatment groups achieved ≥10% weight loss, compared with 5% for placebo.

The VENTURE-Oral Dosing study also included an exploratory dosing cohort designed to assess weight loss maintenance. In this treatment group, participants were rapidly titrated to 90 mg daily doses. After four weeks of daily dosing at 90 mg, participants were down-titrated to 30 mg daily doses and maintained at 30 mg daily for seven weeks. Weight loss in this treatment group was shown to be rapid and progressive through the 90 mg treatment period and was further extended following the transition to 30 mg daily doses. The observed results suggest that effective weight maintenance may also be achieved at doses <30 mg daily.

The oral tablet formulation of VK2735 also demonstrated encouraging safety and tolerability following 13 weeks of once-daily dosing. Among subjects receiving VK2735, the majority (98%) of reported drug-related TEAEs were categorized as mild or moderate in severity. The majority (99%) of gastrointestinal-related TEAEs were also reported as mild or moderate. Consistent with the results of the subcutaneously dosed Phase 2 trial, GI-related adverse events were generally observed early in treatment, with decreasing frequency upon repeat dosing. Across the combined study arms, the weekly rates of nausea or vomiting did not exceed 5% at any point following the third week of treatment.

The company believes the efficacy, safety, and tolerability profile demonstrated in the VENTURE-Oral Dosing study support further development of the tablet formulation for the treatment of obesity. The progressive weight loss observed across cohorts combined with VK2735’s mild AE profile indicate that dosing over a longer treatment window should produce additional weight loss. Future studies that utilize lower starting doses and implement more gradual dose titration are expected to further improve the compound’s overall tolerability profile. The company is also encouraged by the results from the exploratory maintenance arm of this study, which provides support for transitioning patients from higher doses to low oral doses as a potentially effective maintenance strategy.

Viking plans to meet with regulatory authorities in the fourth quarter to discuss next steps with oral VK2735.

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Maintenance Dosing Study of VK2735 Underway. Based on VK2735’s extended plasma half-life and the availability of both injectable and oral dosage forms, the company is evaluating additional dosing regimens for the long-term maintenance of weight loss. Providing flexible dosing options for long-term therapy may increase the proportion of patients who remain on therapy following achievement of individual weight loss goals. Maintaining healthy body weight is expected to improve long-term health outcomes, as demonstrated in multiple published studies. These studies support the compelling pharmacoeconomic benefit from sustained weight loss with agents such as VK2735.

Viking recently initiated a Phase 1 study intended to explore the feasibility of various VK2735 maintenance dosing regimens utilizing either the oral tablet or the subcutaneous formulation to sustain the initial weight loss achieved following weekly subcutaneous dosing. This trial is a randomized, double-blind, placebo-controlled trial in approximately 180 adults with obesity (BMI ≥30 kg/m2). All participants will receive initial weekly subcutaneous doses of VK2735 or placebo for 19 weeks. Participants will subsequently transition to a range of VK2735 maintenance doses including monthly subcutaneous doses, daily oral doses, weekly oral doses, or placebo. The objectives of the study are to evaluate the safety, tolerability, and pharmacokinetic (PK) profile of VK2735 under these various dosing regimens. Exploratory endpoints will assess change in body weight from baseline, as well as change in body weight from Week 19 to the end of study at Week 31.

This trial is underway and the company expects to report the results in the mid-2026 timeframe.

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Dual Amylin and Calcitonin Receptor Agonist (DACRA) Program Continues to Advance; IND Planned in 1Q26. The amylin and calcitonin receptors play an important role in food intake and metabolic control, making them attractive therapeutic targets for obesity. The company believes that agonism of the amylin pathway could play an important role in developing therapeutics for use in combination with GLP-1 or dual GLP-1/GIP agonists. Amylin agonists could represent attractive treatment options for patients who are not candidates for GLP-1 therapeutics due to tolerability or other reasons.

Viking is developing a series of novel amylin receptor agonists and plans to file an investigational new drug (IND) application for this program in the first quarter of 2026.

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Upcoming Scientific Conference Presentations. Viking plans to make the following presentations at scientific conferences in the fourth quarter:

ObesityWeek; November 4-7, Atlanta, Georgia:

VANQUISH-1 Study Design: Phase 3 Trial of Subcutaneous VK2735 in Adults with Overweight or Obesity

Wednesday, November 5, 2:30 pm ET

Poster presentation

Impact of Subcutaneous VK2735 on Weight, Prediabetes, and Cardiometabolic Status: The VENTURE Study

Thursday, November 6, 2:30 pm ET

Poster presentation

American Heart Association, Scientific Sessions 2025; November 7-10, New Orleans, Louisiana:

VANQUISH-2: Phase 3, Randomized, Double-blind, Placebo-controlled, Trial of weekly subcutaneous administration of VK2735 in Obese or Overweight Adults with Type 2 Diabetes

Saturday, November 8, 10:30 am CT

Poster presentation

Prevalence of Cardiometabolic Conditions Across Body Mass Index Categories: The Distinct Burden of Severe (class III) Obesity

Saturday, November 8, 2:30 pm CT

Poster presentation

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Upcoming Investor Events. Viking management will participate in the following upcoming investor events:

Stifel 2025 Healthcare Conference

New York, NY

November 11 - 13, 2025

Jefferies Global Healthcare Conference in London

London, UK

November 18 - 20, 2025

Piper Sandler 37th Annual Healthcare Conference

New York, NY

December 2 - 4, 2025

J.P. Morgan 2026 Healthcare Conference

San Francisco, CA

January 12 - 15, 2025

Third Quarter and Nine Month 2025 Financial Highlights

Third Quarter ended September 30, 2025 and 2024

Research and development expenses were $90.0 million for the three months ended September 30, 2025, compared to $22.8 million for the same period in 2024. The increase was primarily due to increased expenses related to clinical studies, manufacturing for the company’s drug candidates, salaries and benefits and regulatory services, partially offset by a decrease in stock-based compensation.

General and administrative expenses were $8.6 million for the three months ended September 30, 2025, compared to $13.8 million for the same period in 2024. The decrease was primarily due to decreased expenses related to legal and patent services and stock-based compensation, partially offset by increased expenses related to salaries and benefits.

For the three months ended September 30, 2025, Viking reported a net loss of $90.8 million, or $0.81 per share, compared to a net loss of $24.9 million, or $0.22 per share, in the corresponding period in 2024. The increase in net loss for the three months ended September 30, 2025, was primarily due to the increase in research and development expenses, noted previously, compared to the same period in 2024.

Nine Months Ended September 30, 2025 and 2024

Research and development expenses were $191.5 million for the nine months ended September 30, 2025, compared to $70.7 million for the same period in 2024. The increase was primarily due to increased expenses related to clinical studies, manufacturing for the company’s drug candidates, salaries and benefits, stock-based compensation and regulatory services, partially offset by decreased expenses related to pre-clinical studies.

General and administrative expenses were $37.1 million for the nine months ended September 30, 2025, compared to $34.0 million for the same period in 2024. The increase was primarily due to increased expenses related to stock-based compensation and insurance, partially offset by decreased expenses related to legal and patent services.

For the nine months ended September 30, 2025, Viking reported a net loss of $202.0 million, or $1.80 per share, compared to a net loss of $74.5 million, or $0.69 per share, in the corresponding period in 2024. The increase in net loss for the nine months ended September 30, 2025, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, partially offset by increased interest income, compared to the same period in 2024.

Balance Sheet as of September 30, 2025

At September 30, 2025, Viking held cash, cash equivalents and short-term investments of $715 million, compared to $903 million as of December 31, 2024.

Conference Call

Management will host a conference call to discuss Viking’s third quarter 2025 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until October 29, 2025, by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 8625334. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of Viking’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. Viking's clinical programs include VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. The company is evaluating its subcutaneous formulation of VK2735 in a Phase 3 obesity program that includes two Phase 3 clinical trials (VANQUISH-1 and VANQUISH-2). Data from a Phase 1 and a Phase 2 trial evaluating subcutaneous VK2735 demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. Concurrently, the company is evaluating an oral formulation of VK2735 in a Phase 2 trial in obesity. Viking is also developing VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders. The compound successfully achieved both the primary and secondary endpoints in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company's newest program is evaluating a series of internally developed dual amylin and calcitonin receptor agonists (or DACRAs) for the treatment of obesity and other metabolic disorders. In the rare disease space, Viking is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). In a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD, VK0214 was shown to be safe and well-tolerated, while driving significant reductions in plasma levels of very long-chain fatty acids (VLCFAs) and other lipids, as compared to placebo.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs, anticipated timing for reporting clinical data and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin and other receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission including Viking's Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	89,953	22,785	191,496	70,657
General and administrative	8,608	13,771	37,108	34,026
Total operating expenses	98,561	36,556	228,604	104,683
Loss from operations	(98,561)	(36,556)	(228,604)	(104,683)
Other income (expense):
Amortization of financing costs	(8)	(24)	(56)	(70)
Interest income, net	7,772	11,531	26,669	30,096
Realized gain on investments, net	10	109	14	111
Total other income, net	7,774	11,616	26,627	30,137
Net loss	(90,787)	(24,940)	(201,977)	(74,546)
Other comprehensive loss, net of tax:
Unrealized gain on securities	540	3,902	1,129	2,079
Foreign currency translation gain (loss)	—	2	33	(58)
Comprehensive loss	$(90,247)	$(21,036)	$(200,815)	$(72,525)
Basic and diluted net loss per share	$(0.81)	$(0.22)	$(1.80)	$(0.69)
Weighted-average shares used to compute basic and diluted net loss per share	112,320	110,911	112,217	108,262

Viking Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$100,376	$26,676
Short-term investments – available-for-sale	614,194	875,936
Prepaid clinical trial and preclinical study costs	21,891	3,476
Prepaid expenses and other current assets	2,242	1,128
Total current assets	738,703	907,216
Right-of-use assets	666	1,003
Deferred financing costs	—	56
Deposits	46	46
Total assets	$739,415	$908,321
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,413	$9,813
Other accrued liabilities	21,217	17,111
Lease liability, current	437	489
Total current liabilities	26,067	27,413
Lease liability, net of current portion	318	630
Total long-term liabilities	318	630
Total liabilities	26,385	28,043
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at September 30, 2025 and December 31, 2024; no shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at September 30, 2025 and December 31, 2024; 112,446,961 shares issued and outstanding at September 30, 2025 and 111,573,519 shares issued and outstanding at December 31, 2024	1	1
Treasury stock at cost, no shares at September 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	1,402,539	1,368,972
Accumulated deficit	(689,884)	(487,907)
Accumulated other comprehensive loss	374	(788)
Total stockholders’ equity	713,030	880,278
Total liabilities and stockholders’ equity	$739,415	$908,321

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com